EXHIBIT 99.1

Hi-Tech Pharmacal Reports Financial Results for the Second Fiscal Quarter Ended October 31, 2007

AMITYVILLE, N.Y. - December 7, 2007 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter ended October 31, 2007.

For the three months ended October 31, 2007, the Company reported net sales of $15.9 million, a decrease of 2% from $16.3 million for the same period last year.

During the quarter ended October 31, 2007, net sales of generic pharmaceutical products, which include contract manufacturing and a small amount of branded prescription sales were $13.6 million, an increase of 8% compared to $12.6 million for the same fiscal 2006 period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, decreased 38% to $2.3 million from $3.7 million for the three months ended October 31, 2007, largely due to the discontinuation of the children’s formula of Diabetic Tussin® at certain retailers.

For the three months ended October 31, 2007, cost of sales increased to $10.2 million, or 64% of net sales from $9.1 million, or 56% of net sales, for the three months ended October 31, 2006. The increase as a percentage of sales is due to decreased unit sales of higher margin brand products and pricing pressures which lowered margins on certain generic products.

Research and product development costs for the period ended October 31, 2007 increased $0.6 million to $1.5 million as compared to $0.9 million for the three month period ended October 31, 2006 as the Company increased expenditures on external projects.

For the three month period ended October 31, 2007, selling, general and administrative expense was $5.7 million down $0.5 million from $6.1 million at October 31, 2006. This was primarily the result of decreased legal expenses associated with settling litigation with MedPointe.

The Company experienced a net loss for the three month period of $1.0 million compared to net income of $0.4 in the prior period. This resulted in a loss of $0.08 per share compared to a profit $0.03 per share in the prior year.

David Seltzer, President and CEO, commented: “Our generic product line has experienced moderate growth, as we continued to retain a strong market share for our core prescription products and we launched ciclopirox topical solution in September. We remain optimistic about the balance of the year with plans to introduce four additional prescription products. Research and Development spending increased as we continue to build our product pipeline.

Health Care Products showed a decline in net sales primarily due to Children’s Diabetic Tussin® being discontinued at certain retailers. We believe the balance of the year will show growth as our core diabetic products continue to do well and we prepare to introduce several exciting new products in the balance of the fiscal year.”

Hi-Tech currently has thirteen products awaiting FDA approval, targeting brand and generic sales of over $1.5 billion. In addition, Hi-Tech has twenty products in active development targeting brand sales of over $2 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Six Months		Three Months
	10/31/07	10/31/06	10/31/07	10/31/06
Net sales	$25,972,000	$27,579,000	$15,874,000	$16,261,000
Cost of goods sold	18,205,000	16,244,000	10,172,000	9,083,000

Gross profit	7,767,000	11,335,000	5,702,000	7,178,000

Selling, general, administrative expenses	11,269,000	11,497,000	5,651,000	6,103,000
Research & product development costs	2,795,000	2,146,000	1,471,000	857,000
Contract research (income)	-	(32,000)	-	(32,000)
Interest expense	9,000	9,000	5,000	6,000
Interest (income) and other	(644,000)	(894,000)	(304,000)	(431,000)
Total	$13,429,000	$12,726,000	$6,823,000	$6,503,000

(Loss) Income before income taxes	(5,662,000)	(1,391,000)	(1,121,000)	675,000
(Benefit) Provision for income taxes	(1,831,000)	(841,000)	(168,000)	266,000

Net income	$(3,831,000)	$(550,000)	$(953,000)	$409,000

Basic net earnings per common share	$(0.34)	$(0.05)	$(0.08)	$0.03

Diluted net earnings per common share	$(0.34)	$(0.05)	$(0.08)	$0.03

We Weighted average shares outstanding:
Basic	11,401,000	12,134,000	11,378,000	12,079,000
Effect of potential common shares	-	-	-	872,000
Diluted	11,401,000	12,134,000	11,378,000	12,951,000